                                                                    EXHIBIT 99.2


REPORT OF INDEPENDENT ACCOUNTANTS


American Express Travel Related Services Company, Inc.
200 Vesey Street
New York, New York 10285

American Express Centurion Bank
6985 Union Park Center, Suite 235
Midvale, Utah 84047

American Express Receivables Financing Corporation II
200 Vesey Street
New York, New York 10285

         and

The Bank of New York
101 Barclay Street, Floor 12E
New York, New York 10286


We have audited in accordance with auditing standards generally accepted in the United States the consolidated balance sheet of American Express Travel Related Services Company, Inc. (the "Company") as of December 31, 2001, and the related consolidated statements of income, shareholder's equity, and cash flows for the year then ended, and have issued our report thereon dated January 28, 2002.

In connection with our audit, nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions, or conditions of Articles III and IV and Section 8.08 of the Master Pooling and Servicing Agreement, dated as of May 16, 1996, as amended by the First Amendment to the Pooling and Servicing Agreement, dated as of March 30, 2001, as amended and supplemented by the Series' 1997-1, 1998-1, Series 1999-1, Series 1999-2,
Series 1999-3,  Series  1999-4,  Series  1999-5,  Series 1999-6,  Series 2000-1,
Series 2000-2,  Series  2000-3,  Series  2000-4,  Series 2000-5,  Series 2001-1,
Series 2001-2,  Series 2001-3,  Series 2001-4,  Series 2001-5, Series 2001-6 and
Series 2001-7 Supplements (together the "Agreement"), among the Company, as Servicer, American Express Receivables Financing Corporation II ("RFCII") and American Express Centurion Bank ("Centurion"), as Transferors, and The Bank of New York ("BONY"), as Trustee on behalf of the Certificateholders of the Trust, insofar as they relate to accounting matters. However, our audit is not directed primarily toward obtaining knowledge of such noncompliance. Also, it should be understood that we make no representations as to questions of legal interpretation.

This report is intended solely for the information and use of the Company, RFC II, Centurion, BONY, Moody's Investors Services and Standard & Poor's Corporation and is not intended to be and should not be used by anyone other than these specified parties. However, this report is a matter of public record, as a result of inclusion as an exhibit to the Annual Report on Form 10-K filed by RFCII on behalf of the Trust, and its distribution is not limited.


/s/ Ernst & Young LLP

March 15, 2002

REPORT OF INDEPENDENT ACCOUNTANTS



American Express Travel Related Services Company, Inc.
200 Vesey Street
New York, New York 10285

American Express Centurion Bank
6985 Union Park Center, Suite 235
Midvale, Utah 84047

American Express Receivables Financing Corporation II
200 Vesey Street
New York, New York 10285

         and

The Bank of New York
101 Barclay Street, Floor 12E
New York, New York 10286


We have examined management's assertion that American Express Travel Related Services Company, Inc. ("TRS"), a wholly owned subsidiary of American Express Company ("American Express"), maintained internal control policies and procedures over the functions performed as Servicer of the American Express Credit Account Master Trust (the "Trust") that are effective, as of December 31, 2001, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Master Pooling and Servicing Agreement, dated as of May 16, 1996, as amended by the First Amendment to the Pooling and Servicing Agreement, dated as of March 30, 2001, as amended and supplemented by the Series' 1997-1, 1998-1, 1999-1, 1999-2, 1999-3, 1999-4, 1999-5, 1999-6, 2000-1, 2000-2, 2000-3, 2000-4, 2000-5,
2001-1,  2001-2, 2001-3, 2001-4, 2001-5, 2001-6 and 2001-7 Supplements (together the "Agreement"), among TRS as Servicer, American Express Receivables Financing Corporation II ("RFCII") and American Express Centurion Bank ("Centurion") as Transferors, and The Bank of New York as Trustee on behalf of the
Certificateholders of the Trust, and are recorded properly to permit the preparation of the required financial reports. This assertion is included in the accompanying report of management titled, "Report of Management on Credit Account Master Trust Internal Control Policies and Procedures and Pooling and Servicing Agreement Compliance" (the "Report").

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants, and accordingly, included obtaining an understanding of the internal control policies and procedures over the functions performed by TRS as Servicer of the Trust, testing and evaluating the design and operating effectiveness of the policies and procedures, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control policy and procedure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control policies and procedures over the functions performed by TRS as Servicer of the Trust to future periods are subject to the risk that the policies and procedures may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that TRS maintained internal control policies and procedures over the functions performed as Servicer of the Trust that are effective, as of December 31, 2001, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Agreements between TRS as Servicer, Centurion and RFCII as Transferors, and The Bank of New York as Trustee on behalf of the Certificateholders of the Trust, and are recorded properly to permit the preparation of the required financial reports, is fairly stated, in all material respects, based upon the criteria specified in the Report.

This report is intended solely for the information and use of the Board of Directors and management of TRS as Servicer, RFCII and Centurion as Transferors, and The Bank of New York as Trustee on behalf of the Certificateholders of the Trust, and is not intended to be and should not be used by anyone other than these specified parties. However, this report is a matter of public record, as a result of inclusion as an exhibit to the Annual Report on Form 10-K filed by RFCII on behalf of the Trust, and its distribution is not limited.



/s/ Ernst & Young LLP

March 15, 2002

                     REPORT OF MANAGEMENT ON CREDIT ACCOUNT
                          MASTER TRUST INTERNAL CONTROL
                POLICIES AND PROCEDURES AND POOLING AND SERVICING
                              AGREEMENT COMPLIANCE



Internal Control Policies and Procedures
----------------------------------------

American Express Travel Related Services Company, Inc. ("TRS"), which is a wholly owned subsidiary of American Express Company, is responsible for establishing and maintaining effective internal control policies and procedures over the functions performed as Servicer of the American Express Credit Account Master Trust (the "Trust"). These policies and procedures are designed to provide reasonable assurance to TRS' management and board of directors that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in conformity with the Master Pooling and Servicing Agreement, dated as of May 16, 1996, as amended by the First Amendment to the Pooling and Servicing Agreement, dated as of March 30, 2001, as supplemented by the Series' 1997-1, 1998-1, 1999-1, 1999-2, 1999-3, 1999-4,
1999-5,  1999-6, 2000-1, 2000-2, 2000-3, 2000-4, 2000-5, 2001-1, 2001-2, 2001-3,
2001-4, 2001-5, 2001-6 and 2001-7 Supplements (together the "Agreement"), among TRS as Servicer, American Express Receivables Financing Corporation II ("RFCII") and American Express Centurion Bank ("Centurion") as Transferors, and The Bank of New York as Trustee on behalf of the Certificateholders of the Trust and are recorded properly to permit the preparation of the required financial reports.

There are inherent limitations in any internal control policy and procedure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control policies and procedures can provide only reasonable assurance with respect to the achievement of any objectives of internal control. Further, because of changes in conditions, the effectiveness of the internal control policies and procedures may vary over time.

TRS has determined that the objectives of its internal control policies and procedures, with respect to servicing and reporting of transferred loans, are to provide reasonable, but not absolute assurance that:

o Funds collected are appropriately allocated to the Trust in accordance with the Agreement.

o The addition of Accounts to the Trust are authorized in accordance with the Agreement.

o The removal of Accounts from the Trust are authorized in accordance with the Agreement.

o Trust assets amortizing out of the Trust are calculated in accordance with the Agreement.

o Daily records as specified in the Agreement are maintained and are available for inspection by the Trustee upon request.

o Monthly Servicer's Certificates are prepared and contain the required information in accordance with the Agreement.

o Monthly Servicer's Certificates generated pursuant to the Agreement are materially correct and are derived from and reconcile to the computer reports which are the source of such amounts contained in the reports.

o On an annual basis, the Servicer will deliver to the Trustee an Annual Servicer's Certificate.

o The payments to the Trustee are made by the Servicer in accordance with the Agreement.

TRS has assessed its internal control policies and procedures over the functions performed as Servicer of the Trust in relation to these criteria. Based upon this assessment, TRS maintained that, as of December 31, 2001, its internal control policies and procedures over the functions performed as Servicer of the Trust are effective in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and the transactions are executed in accordance with management's authorization in conformity with the Agreement between the TRS as Servicer, RFCII and Centurion as Transferors, and The Bank of New York as Trustee on behalf of the Certificateholders of the Trust, and are recorded properly to permit the preparation of the required financial reports.

Pooling and Servicing Agreement Compliance
------------------------------------------

TRS is responsible for complying with the Agreement. TRS assessed its compliance, as of December 31, 2001 and for the compliance period then ended, with the relevant covenants and conditions identified in the Agreement. Based upon this assessment and the delivery of the independent accountant's letters pursuant to Section 3.06 (a) and (b) of the Agreement, TRS was in compliance, as of December 31, 2001 and for the compliance period then ended, with the relevant covenants and conditions identified in the Agreement. In addition, TRS did not identify any instances of noncompliance in performing the assessment.

March 15, 2002

           American Express Travel Related Services Company, Inc. by:





Date signed   4/1/02               /s/ Thomas A. Iseghohi
             ------------          --------------------------------------------
                                   Thomas A. Iseghohi
                                   Executive Vice President and
                                   Corporate Comptroller
                                   (Chief Accounting Officer)




Date signed   3/28/02              /s/ Lawrence Belmonte
             ------------          --------------------------------------------
                                   Lawrence Belmonte
                                   Vice President, CCSG Business
                                   Results